Exhibit 12(b)
[Ropes & Gray LLP Letterhead]
August 3, 2007

Putnam Municipal Opportunities Trust
One Post Office Square
Boston, Massachusetts 02109

Ladies and Gentlemen:

We consent to the references to our firm in respect of the legal opinion our firm expects to deliver in connection with the proposed combination of Putnam Municipal Opportunities Trust with each of Putnam Investment Grade Municipal Trust and Putnam Municipal Bond Fund, with and as part of the Registration Statement of Putnam Municipal Opportunities Trust on Form N-14, and to the references to our firm in the prospectus/proxy statement under the caption “Information about the Proposed Mergers—Federal Income Tax Consequences.”

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP